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                                                                    Exhibit 23.2

                        CONSENT OF THE APPOINTED ACTUARY


We consent to the use in this Amendment No. 9 to the Registration Statement on Form F-3 of Kingsway Financial Services Inc. of our Appointed Actuary's Report dated February 6, 2003 with respect to our review of management's valuation of the unpaid claim liabilities of the insurance and reinsurance subsidiaries of Kingsway Financial Services Inc. for its consolidated balance sheets as at December 31, 2002 and 2001 and their changes in the consolidated statements of operations for each of the years in the three-year period ended December 31, 2002, which appear in such Registration Statement.


Claudette Cantin, F.C.I.A.
Toronto, Canada
November 26, 2003